EXHIBIT 99

                                         FOR:   Consolidated Graphics, Inc.

                                 APPROVED BY:   Ronald E. Hale, Jr.
                                                Vice President & Treasurer
                                                (713) 787-0977

                                     CONTACT:   Betsy Brod/Jonathan Schaffer
                                                Media:  Eileen King
                                                Morgen-Walke Associates, Inc.
                                                (212) 850-5600

FOR IMMEDIATE RELEASE

              CONSOLIDATED GRAPHICS TO ACQUIRE MOUNT VERNON PRINTING
                              COMPANY OF LANDOVER, MARYLAND

     HOUSTON, TEXAS -- October 8, 1998 -- Consolidated Graphics, Inc. (NYSE:CGX) announced today that it has signed a letter of intent to acquire Mount Vernon Printing Company of Landover, Maryland. Mount Vernon has been a leading commercial printer in the Washington D.C. area for over 80 years. The company offers a full range of services to its customers including electronic imaging and prepress, a fully equipped bindery, and total fulfillment services. Terms of the transaction were not disclosed.

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, commented, "We are pleased Mount Vernon has decided to join Consolidated Graphics. Under the leadership of John Carty, Mount Vernon's President since 1980, the company has a reputation for outstanding quality and service and has become one of the pre-eminent providers of printing services in the Washington D.C. market."


     John Carty said, "We have successfully grown our business by consistently providing our customers with personalized attention, a full complement of services, and the highest quality products. By joining Consolidated Graphics, we will be able to draw on the capital resources and management expertise of the industry leader to help us further grow within the context of what makes us successful. Consolidated Graphics also shares our commitment to providing our customers with superior service by staying on the leading edge of printing's rapidly changing technology."

     Consolidated Graphics, Inc. is the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have 49 companies with annualized revenues in excess of $575 million.


     This press release contains forward-looking statements which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.

                                #     #     #